Exhibit 99.1

Chrysler Group LLC Reports March 2013 U.S. Sales Increased 5 Percent; Best Sales Month Since December 2007

•	Best monthly sales since December 2007

•	36th-consecutive month of year-over-year sales gains

•	First-quarter sales up 8 percent compared with same quarter a year ago

•	Dodge, Ram Truck, and FIAT brands each post sales increases in March compared with same month a year ago

•	Ram Truck brand sales up 24 percent in March; best March sales since 2007

•	Ram pickup truck sets all-time sales record with 25 percent year-over-year sales gain

•	Dodge brand sales increase 15 percent; best March sales since 2007

•	Dodge Dart sets all-time sales record with 5 percent month-over-month sales increase

•	Dodge Avenger mid-size sedan sets all-time sales record with 33 percent sales gain

•	Dodge Challenger muscle car sets all-time sales record; sales up 42 percent in March

•	Dodge Durango sales up 19 percent; best March sales since 2005

•	New 2014 Dodge Durango debuts at the 2013 New York International Auto Show

•	Fiat 500 sets sales record for month of March with 3 percent sales gain

•	Chrysler 200 mid-size sedan sets all-time sales record with 11 percent sales gain

•	Chrysler brand and Carhartt team up to introduce the 2013.5 Chrysler 200 S Special Edition mid-size sedan at the New York International Auto Show

•	Chrysler brand named ‘Most Refined Brand’ in Kelley Blue Book’s 2013 Brand Image Awards

•	All-new 2014 Jeep Cherokee mid-size sport-utility vehicle debuts at the New York International Auto Show

•	Jeep® and Mopar reveal six new concept vehicles for 47th Annual Moab Easter Jeep Safari in Utah

•	Jeep Compass sets sales record for month of March with 28 percent sales gain

•	Jeep Patriot sales up 8 percent; best March sales since 2008

•	Jeep Wrangler sales up 3 percent; best March sales since 2007

Auburn Hills, Mich. , April 2, 2013 — Chrysler Group LLC today reported U.S. sales of 171,606 units, a 5 percent increase compared with sales in March 2012 (163,381 units), and the group’s best monthly sales since December 2007.

The Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in March compared with the same month last year. The Ram Truck brand’s 24 percent increase was the largest sales gain of any Chrysler Group brand in March.

Chrysler Group extended its streak of year-over-year sales gains to 36-consecutive months in March. This sales milestone tops a previous sales streak of 35-consecutive months that occurred from February 1992 through December 1994.

Despite the extension of the sales streak, shipment volumes and sales in the first quarter of 2013 were negatively affected by the end of Jeep Liberty production in Q3 2012 and the product launches during the quarter of the new 2014 Jeep Grand Cherokee, the Jeep Compass, and the new 2013 Ram Heavy Duty truck line, as Chairman and CEO of Chrysler Group LLC, Sergio Marchionne, pointed out in the 2012 Q4 and full-year earnings call at the end of January.

“With our 5 percent sales increase in March, Chrysler Group has now achieved year-over-year sales gains in every month for the past three years,” said Reid Bigland, Head of U.S. Sales. “Furthermore, in spite of limited inventory last month on some of our most popular models, we also managed to record our strongest monthly sales since December 2007.”

Five Chrysler Group vehicles set all-time sales records in March. Sales of the Ram pickup truck were up 25 percent in March, its best sales ever. Both the Light-Duty Ram and Heavy-Duty Ram pickups were substantially refreshed for the 2013 model year. The Ram 1500 is Motor Trend’s 2013 Truck of the Year.

In addition to the Ram, three Dodge models recorded their best sales ever in March. The all-new Dodge Dart compact car set an all-time sales record with its 5 percent month-over-month sales gain. Dart sales have increased in every month but one since the all-new model was launched in June last year. In addition, the Dodge Avenger mid-size sedan and the Dodge Challenger muscle car each set all-time sales records in March. The Challenger recorded its best sales ever with a substantial 42 percent sales gain. The Chrysler 200 mid-size sedan also recorded an all-time sales record with its 11 percent sales gain.

Chrysler Group finished the month with a 66-days supply of inventory (419,084 units). U.S. industry sales figures for March are projected at an estimated 15.6 million units Seasonally Adjusted Annual Rate (SAAR).

March 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 24 percent, the largest percentage sales gain of any Chrysler Group brand in March. Ram Truck, the most-improved brand in the J.D. Power and Associates 2013 U.S. Vehicle Dependability Study, had its best March sales in six years. March sales represented the Ram Truck brand’s 20th-consecutive month of year-over-year sales gains.

The new Ram 1500 is resonating well with consumers in the marketplace. Sales of the pickup truck were up 25 percent in March, an all-time sales record. The new Ram Heavy Duty line of trucks, now shipping to Ram Truck dealers, will build on the brand’s momentum in the marketplace.

March was the pickup truck’s 35th-consecutive month of year-over-year sales gains. Sales of the Light Duty Ram pickup were up 30 percent in March led by the Quad Cab pickups. Heavy Duty Ram sales were up 28 percent, driven by the Crew Cab model. The Ram 1500 was named 2013 Rocky Mountain Truck of the Year by the Rocky Mountain Automotive Press Association during the Denver Auto Show in March.

Dodge Brand

Dodge brand sales were up 15 percent, the brand’s best March sales in six years and its 22nd-consecutive month of year-over-year sales gains.

Three Dodge brand vehicles set all-time sales records in March led by the all-new Dodge Dart. The compact car, with its 5 percent month-over-month sales increase, had its best monthly sales performance since Dodge dealers began selling it in June last year. Like the Dart, the Dodge Avenger mid-size sedan and the Dodge Challenger muscle car each set an all-time sales record. The Challenger’s 42 percent increase was the largest year-over-year increase of any Chrysler Group vehicle in March, while the Avenger’s 33 percent increase represented its 18th-consecutive month of year-over-year sales gains.

Sales of the Dodge Durango were up 19 percent, the full-size SUV’s best March sales in eight years. The new 2014 Dodge Durango made its world debut in March at the New York International Auto Show. Building upon its best-in-class attributes, the three-row Durango adds several new class-exclusive features for 2014, making it the Dodge brand’s most technologically advanced, fuel-efficient and stylish Durango ever.

FIAT Brand

The Fiat 500 set a sales record for the month of March with its 3 percent sales gain. It was the 13th-consecutive month in which the 500 has set a sales record, including an all-time sales record in September last year. The new 2013 Fiat 500 Abarth Cabrio, which began arriving in FIAT studios in March, combines turbocharged, track-capable performance with a clever open-top design for a high-performance four-passenger cabrio with the most interior space, rear-seat legroom and shoulder room among key competitors.

Coming this quarter to FIAT studios in California, the FIAT brand is adding the all-new 2013 Fiat 500e to its product lineup. The Environmental Protection Agency (EPA) has rated the stylish Fiat 500e’s highway-cycle performance at 108 MPGe, which is unsurpassed by any electric vehicle (EV) on the U.S. market. MPGe is the EPA-devised measure for determining how many miles an EV can travel on a quantity of battery-generated electricity that has same energy content as a gallon of gasoline.

Chrysler Brand

Chrysler brand sales were up 35 percent month-over-month in March on strong sales of the Chrysler 200 mid-size sedan, but the brand’s year-over-year sales were down 2 percent. The 200 set an all-time sales record with its 11 percent increase in March. The flagship Chrysler 300 full-size sedan and the Chrysler Town & Country minivan each recorded their best sales months so far this year in March.

The Chrysler brand and Carhartt teamed up in March to introduce the 2013.5 Chrysler 200 S Special Edition mid-size sedan at the New York International Auto Show. The Chrysler 200 S Special Edition accelerates the successful relationship with Carhartt, which started with an exclusive made in the USA Carhartt/Imported from Detroit clothing line in November. The special edition model celebrates the traits that both companies share – hard work, ingenuity, perseverance and a “never say die” attitude. The 200 S Special Edition brings style and customization in the mid-size sedan market to a whole new level.

The Chrysler brand was named “Most Refined Brand” by Kelley Blue Book in its 2013 Brand Image Awards in March. The Brand Image Awards recognize what KBB.com shoppers perceive to be the most outstanding automakers in a number of categories. Kelley Blue Book noted that the Chrysler brand combines an air of confidence with a sense of flair, resulting in a lineup and a brand that feel a class above their competitors.

Jeep® Brand

Jeep brand sales were up 27 percent month-over-month in March, but the brand’s year-over-year sales were down 13 percent due to Jeep Liberty production ending in August and the ongoing product launches of and launch preparations for the new 2014 Jeep Grand Cherokee, the Jeep Cherokee (the Liberty replacement), and the Jeep Compass and Patriot. The Jeep brand did log its best sales month so far this year in March.

The Jeep Compass, Jeep Patriot, and Jeep Wrangler all had solid sales during the month. The Compass set a sales record for the month of March with its sizeable 28 percent increase, while the Patriot recorded its best March sales in five years. Wrangler sales were up 3 percent while the Jeep Grand Cherokee charted its best sales month so far this year.

The all-new 2014 Jeep Cherokee mid-size SUV debuted at the New York International Auto Show in March. The Cherokee completely redefines the mid-size SUV segment, delivering legendary Jeep 4x4 capability, a segment-first nine-speed automatic transmission, fuel economy improvements of more than 45 percent (versus the outgoing Liberty model), superior on-road ride and handling, a cutting-edge, revolutionary design, world-class craftsmanship, class-exclusive technology and more than 70 advanced safety and security features. The Cherokee will be built at Chrysler Group’s Toledo Assembly Plant in Toledo, Ohio, and will arrive in dealer showrooms in the third quarter of this year.

Jeep and Mopar revealed six new concept vehicles for the 47th Annual Moab Easter Jeep Safari in Utah in March. Thousands of die-hard, off-road enthusiasts looking to enjoy a week of wheeling on some of the country’s most famous and challenging trails attended this year’s event. Since 2002, Jeep and Mopar have teamed to create nearly 40 unique concept vehicles for enthusiasts who attend the popular Easter Jeep Safari.

Chrysler Group LLC U.S. Sales Summary Thru March 2013

	Month Sales		Vol %	Sales CYTD		Vol %
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,807	3,712	3%	9,612	8,850	9%
FIAT BRAND	3,807	3,712	3%	9,612	8,850	9%

200	16,593	14,914	11%	36,885	31,638	17%
300	5,686	7,336	-22%	16,034	19,966	-20%
Town & Country	11,626	12,476	-7%	26,765	27,734	-3%
CHRYSLER BRAND	33,905	34,726	-2%	79,684	79,338	0%

Compass	5,111	3,987	28%	12,003	9,107	32%
Patriot	7,420	6,879	8%	18,997	15,965	19%
Wrangler	12,901	12,557	3%	31,846	29,772	7%
Liberty	1,408	7,605	-81%	4,972	21,799	-77%
Grand Cherokee	12,629	14,096	-10%	33,133	37,503	-12%
JEEP BRAND	39,469	45,124	-13%	100,951	114,146	-12%

Caliber	0	2,242	-100%	45	5,238	-99%
Dart	8,091	0	NEW	22,965	0	NEW
Avenger	12,439	9,362	33%	32,047	21,629	48%
Charger	9,386	9,644	-3%	26,098	22,505	16%
Challenger	6,132	4,304	42%	14,540	10,524	38%
Viper	3	0		4	20
Journey	7,283	7,659	-5%	22,992	18,133	27%
Caravan	11,110	13,700	-19%	26,490	34,462	-23%
Nitro	0	575		0	2,665
Durango	5,441	4,590	19%	13,570	11,046	23%
DODGE BRAND	59,885	52,076	15%	158,751	126,222	26%

Dakota	0	82		0	376
Ram P/U	33,831	26,960	25%	77,594	67,464	15%
Cargo Van	709	701	1%	1,760	1,655	6%
RAM BRAND	34,540	27,743	24%	79,354	69,495	14%

TOTAL CHRYSLER GROUP LLC	171,606	163,381	5%	428,352	398,051	8%

TOTAL CAR	62,137	51,514	21%	158,230	120,370	31%
TOTAL TRUCK	109,469	111,867	-2%	270,122	277,681	-3%